EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FROM:	Anaren, Inc. 6635 Kirkville Road East Syracuse, NY 13057

CONTACT:	Timothy Ross, Sr. VP Business Development 315-362-0305

ANAREN FINALIZES ACQUISITION OF M.S. KENNEDY

SYRACUSE, NEW YORK August 1, 2008- Anaren, Inc. (NASDAQ: ANEN) announced that it has completed the acquisition of M.S. Kennedy, Corp. (“MSK”), located in Syracuse, New York. MSK is a leading provider of high performance analog microelectronics to the Defense and Space markets. MSK has experienced considerable growth over the last few years and is a leading designer and producer of custom analog hybrids, power hybrids, and multi-chip modules. MSK offers broad electronic component design, packaging, and integration capability with net sales of $22.4 million in 2007.

MSK will be integrated into Anaren’s existing Space & Defense business group. The addition of MSK further strengthens Anaren’s strategy of being a leading designer and manufacturer of active microwave integrated assemblies to the Space and Defense industries. Lawrence A. Sala, Chairman, President and CEO of Anaren, said of the transaction, “M.S. Kennedy fits perfectly with our strategy to expand our capabilities with custom analog and microwave hybrid electronic assemblies to meet our customers’ demands for high performance active microwave electronic assemblies. Combining Anaren’s existing products and microwave design engineering expertise with MSK’s hybrid manufacturing technology will allow us to offer our customers greater levels of integration, performance and value. In addition to leading technology, MSK also has a strong and experienced management team that has been leading MSK for more than 20 years and the management team members will continue in their current capacities.”

Greg Overend, Vice President of Sales and Marketing at MSK commented, “We are excited about becoming a part of Anaren. Together we bring all the resources and strengths of a leading edge analog and high frequency design and integration company that will leverage our current capabilities and meet our customers’ state of the art needs.”

Anaren acquired MSK for a purchase price of $27.6 million on a cash free, debt free basis, and earnings from MSK are expected to be accretive immediately. The effective price adjusting for cash and the net present value of tax deductible goodwill is approximately $23.8 million. Anaren estimates that the effective price paid for the business represents a multiple of 6X MSK’s calendar year 2007 EBITDA. Anaren will finance this transaction through a five year, $50 million revolving debt facility.

Forward-Looking Statements

The statements contained in this news release which are not historical information are “forward-looking statements.” These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

Known risks and uncertainties related specifically to the acquisition include, but are not limited to: the ability to successfully integrate the M.S. Kennedy Corp. acquisition into the Company’s Space and Defense business; unknown liabilities not identified during due diligence, the risk that the expected benefits of the acquisition may not be realized, including the realization of the accretive effects from the acquisition, and the loss of key management employees, and the Company’s increased indebtedness after the acquisition. Other non-acquisition related risks and uncertainties include the Company’s ability to timely ramp up to meet some of our customers’ increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; the ability to successfully transition the production of resistive products from the Company’s Salem, New Hampshire facility to the Company’s Suzhou China facility; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company’s technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company’s products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren’s 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Company Background

Anaren designs, develops, manufactures and sells highly integrated microwave component assemblies and subsystems for the wireless communications, satellite communications and defense electronics markets.